                                                                   Exhibit 10.5





                            GENERAL PARTNERSHIP AGREEMENT

                                         OF

                          INTERSTATE 202 GENERAL PARTNERSHIP

                                    BY AND BETWEEN

                                BRANDYWINE I.S., L.P.

                                         AND

                                ACROSS THE LINE, L.P.





                            Dated as of December 31, 1997

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                                  TABLE OF CONTENTS

                                                                            Page
ARTICLE 1
    GENERAL PROVISIONS........................................................1
    1.1.  Interests of Partners...............................................1
    1.2.  Conduct of Partnership..............................................1
    1.3.  Name and Principal Place of Business................................2
    1.4.  Purpose.............................................................2
    1.5.  Limitation on Purpose...............................................2
    1.6.  Title to Property...................................................2
    1.7.  Term................................................................2
    1.8.  Type of Income......................................................2

ARTICLE 2
    CAPITAL CONTRIBUTIONS.....................................................3
    2.1.  Capital Contributions of Brandywine.................................3
    2.2.  Capital Contribution of ATL.........................................3
    2.3.  Additional Capital Contributions....................................3
    2.4.  Maintenance of Capital Accounts.....................................5
    2.5.  No Interest.........................................................5
    2.6.  Revaluation of Partnership Property.................................5

ARTICLE 3
    MANAGEMENT................................................................6
    3.1.  Management..........................................................6
    3.2.  Manner of Acting....................................................6
    3.3.  Contact Representatives.............................................7
    3.4.  Designated Representatives..........................................7
    3.5.  Bank Accounts and Check Signing Authority...........................8
    3.6.  Other Fees, Compensation and Reimbursement of Expenses..............8
    3.7.  Cooperation.........................................................8

ARTICLE 4
    THE PARTNERS..............................................................8
    4.1.  Meeting of Partners.................................................8
    4.2.  Partnership Records.................................................8
    4.3.  Duties of Partners..................................................9
    4.4.  Activities of Partners..............................................9
    4.5.  Independent Activities of Partners..................................9
    4.6.  Dealings with the Partnership.......................................9
    4.7.  Covenant not to Withdraw...........................................10

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ARTICLE 5
    REPRESENTATIONS AND WARRANTIES...........................................10
    5.1.  Representations and Warranties of Partners.........................10
    5.2.  ATL Representation and Warranty....................................12

ARTICLE 6
    INDEMNIFICATION..........................................................12
    6.1.  Liability..........................................................12
    6.2.  Partnership Indemnification........................................12
    6.3.  Partner Indemnification............................................13

ARTICLE 7
    TRANSFERS................................................................13
    7.1.  Transfer Restrictions..............................................13
    7.2.  Permitted Transfers................................................13
    7.3.  Conditions of Transfer.............................................13
    7.4.  Transfers; Recharacterization......................................14


ARTICLE 8
    BUY-SELL PROVISIONS......................................................14
    8.1.  Mutual Disagreement................................................14
    8.2.  Mandatory Buy-Sell of Interests.  .................................15
    8.3.  Closing of Purchase or Sale........................................15
    8.4.  Definitions........................................................16

ARTICLE 9
    ALLOCATIONS OF PROFITS AND LOSSES........................................16
    9.1.  Allocations of Profits or Losses...................................16
    9.2.  Special Allocations................................................16
    9.3.  Curative Allocations...............................................17
    9.4.  Allocations for Tax Purposes.......................................17

ARTICLE 10
    DISTRIBUTIONS............................................................18
    10.1.  Net Cash Flow from Operations.....................................18
    10.2.  Net Cash from Sales or Refinancings...............................18
    10.3.  Authority to Withhold.............................................18

ARTICLE 11
    BOOKS, RECORDS, REPORTS AND ACCOUNTING...................................19

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    11.1.  Books and Records.................................................19
    11.2.  Fiscal Year.  ....................................................19
    11.3.  Accounting Period.................................................19
    11.4.  Annual Reports....................................................19
    11.5.  Quarterly Reports.................................................19
    11.6.  Preparation of Tax Returns........................................19
    11.7.  Tax Controversies.................................................20
    11.8.  Tax Elections.....................................................20

ARTICLE 12
    DISSOLUTION AND LIQUIDATION..............................................20
    12.1.  Dissolution.......................................................20
    12.2.  Bankruptcy of a Partner...........................................21
    12.3.  Liquidation.......................................................21
    12.4.  No Liquidating Distributions in Kind..............................21
    12.5.  Non-Recourse......................................................22

ARTICLE 13
    [OMITTED]................................................................22

ARTICLE 14
    MISCELLANEOUS............................................................22
    14.1.  Amendments........................................................22
    14.2.  Notice............................................................22
    14.3.  Filing with SEC...................................................23
    14.4.  Governing Law.....................................................24
    14.5.  Severability......................................................24
    14.6.  Binding Effect....................................................24
    14.7.  Titles and Captions...............................................24
    14.8.  No Third Party Rights.............................................24
    14.9.  Time is of Essence................................................24
    14.10.  Further Assurances...............................................24
    14.11.  Legal Representation.............................................24
    14.12.  Entire Agreement.................................................24
    14.13. Counterparts......................................................24

                            GENERAL PARTNERSHIP AGREEMENT
                                         OF
                          INTERSTATE 202 GENERAL PARTNERSHIP


         THIS GENERAL PARTNERSHIP AGREEMENT (the "Agreement") is made and entered into as of the 31st day of December, 1997 by and between Brandywine I.S., L.P., a Pennsylvania limited partnership ("Brandywine"), and Across The Line, L.P., a Delaware limited partnership ("ATL" and, together with Brandywine, the "Partners"), each as a general partner of Interstate 202 General Partnership (the "Partnership").

         Capitalized terms used in this Agreement shall have the meanings set forth on Exhibit A attached hereto unless they are otherwise defined in the preamble, the Background or the particular section in this Agreement in which they are used.

                                      BACKGROUND

         The Partners desire to form the Partnership as a general partnership under the provisions of the Pennsylvania Uniform Partnership Act, as amended, for the purpose of acquiring the Land, and developing and operating the Project, which will be owned, leased and operated by the Partnership for the production of income.

         This Agreement sets forth the understanding between the Partners with respect to the terms and conditions of the acquisition, ownership, development and operation of the Land and the Project, and the distribution of proceeds received from the ownership and/or disposition thereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Partners, intending to be legally bound hereby, covenant and agree as follows:

                                     ARTICLE 1
                                 GENERAL PROVISIONS

    1.1. Interests of Partners. The respective Percentage Interests of Brandywine and ATL in the Partnership are set forth on Exhibit B attached hereto.

    1.2. Conduct of Partnership. The Partners as partners by this Agreement desire to form the Partnership as a general partnership under the laws of the Commonwealth of Pennsylvania solely for the purpose set forth in this Agreement, and in connection therewith desire to set forth their agreements and understandings as stated in this Agreement. The Partners agree that the Partnership shall be operated pursuant to the terms and conditions set forth in this Agreement, and to the extent not inconsistent therewith, the Act.
The Partners agree to execute or cause the Partnership to execute any filings, including filings with respect to any fictitious names of the Partnership, and to do any other acts as may be necessary or appropriate to comply with the laws of operation of a general partnership in the Commonwealth of Pennsylvania and any other jurisdiction in which the Partnership may conduct business.

    1.3. Name and Principal Place of Business. The name of the Partnership is "INTERSTATE 202 GENERAL PARTNERSHIP" or such other name as the Partners from time to time may select. The principal place of business of the Partnership shall be c/o Brandywine Realty Trust, 16 Campus Boulevard, Suite 150, Newtown Square, PA 19073, or such other place as the Partners from time to time may determine.

    1.4. Purpose. The sole purpose of the Partnership shall be to own, develop, manage, operate, maintain and lease the Project in accordance with the terms of this Agreement. In connection therewith, the Partnership shall have the authority to do all things necessary and appropriate with respect to its ownership of the Project in order to develop, construct, manage, operate, maintain and lease the Project.

    1.5. Limitation on Purpose. The Partnership shall exist solely for the purpose specified in Section 1.4 hereof and, unless the Partners unanimously agree in writing otherwise, the Partnership shall not engage in any other business. The Partners do not intend, and this Agreement shall not be deemed to create, any joint venture, partnership, or other arrangement by and between the Partners with respect to any business or activities of any Partner other than the business and activities specifically contemplated by
Section 1.4. No Partner shall have the power to bind the other Partner except with respect to the business of the Partnership as specifically set forth in this Agreement, and no Partner shall be authorized or empowered to execute, deliver or perform any agreements, acts, transactions or matters on behalf of the Partnership or the other Partner without the consent of the other Partner unless otherwise expressly provided in this Agreement.

    1.6. Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, including the Project, shall be owned by the Partnership as an entity and in the name of the Partnership, and no Partner shall have any ownership interest in such property. The interest of all Partners in the Partnership are, for all purposes, personal property.

    1.7. Term. The term of the Partnership shall commence upon the execution of this Agreement and shall continue until the Partnership is terminated in accordance with Article 12 of this Agreement.

    1.8. Type of Income. ATL hereby acknowledges that Brandywine Operating Partnership, L.P., a Delaware limited partnership ("BOP"), is the sole member of the sole general partner of Brandywine and that Brandywine Realty Trust ("BRT"), the general partner of BOP, is a real estate investment trust as defined in Section 856 of the Code, and ATL acknowledges and agrees that as long as Brandywine is a member of the Partnership, the Partnership shall manage its affairs in a manner such that the Partnership does not intentionally earn any income for tax purposes or acquire any assets which would cause, or could reasonably be expected to cause, BRT to violate any of the provisions of Section 856 of the Code or cease to remain qualified as a real estate investment trust

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as defined in Section 856 of the Code; provided that if this Section 1.8 materially and adversely interferes with ATL's realization of cash from the Partnership or materially and adversely operates to the detriment of ATL's tax position, ATL may invoke the "buy-sell" provisions in Article 8.

                                    ARTICLE 2
                              CAPITAL CONTRIBUTIONS

    2.1. Capital Contributions of Brandywine. Brandywine shall make a Capital Contribution to the Partnership at such times and in such manner as set forth in this Section 2.1.

         2.1.1. On the date hereof, Brandywine shall contribute to the capital of the Partnership cash in the amount of up to Eight Hundred Fifty Thousand Dollars ($850,000), which cash, together with the proceeds of the Acquisition Loan, will be used by the Partnership to acquire the Project.

         2.1.2. In connection with, and upon the closing of, the Acquisition Loan, Brandywine shall provide collateral support in the form of either a letter of credit or guarantee in an aggregate amount of up to $500,000 to the extent that such collateral support, in the judgment of Brandywine, (i) is necessary to facilitate the Partnership's procurement of the Acquisition Loan, or (ii) will result in the Partnership obtaining more favorable terms and conditions for the Acquisition Loan. The parties acknowledge and agree that Brandywine's obligation to provide collateral support under this Section 2.1.2 is expressly conditioned upon the closing of the Acquisition Loan.

         2.1.3. Subsequent to closing of the acquisition of the Project and in the course of its redevelopment and initial lease-up, it is anticipated that Brandywine will fund up to but not in excess of Six Hundred Fifty Thousand Dollars ($650,000) of costs associated with the Project, as enumerated in the Project Budget.

         2.1.4. Brandywine's obligation to make Capital Contributions under this Section 2.1 (including Sections 2.1.1, 2.1.2, and 2.1.3) shall not exceed, in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000) in addition to such amount, if any, as Brandywine shall be obligated to pay in connection with the collateral support provided by Brandywine under subsection 2.1.2 above.

    2.2. Capital Contribution of ATL. ATL's contribution to the capital of the Partnership consists of the arrangements it previously undertook to enable the Partnership to acquire the Project.

    2.3. Additional Capital Contributions.

         2.3.1. It is not expected that the Partners will be required to contribute any additional capital to the Partnership other than those Capital Contributions set forth in Sections 2.1 and 2.2 hereof. In the event, however, that either Partner (the "Notifying Partner"), in its reasonable business judgment, determines that additional capital is required by the Partnership, whether for capital expenditures, normal operating expenses, debt service or otherwise in connection with the Project, then the Notifying Partner shall give ten (10) days written notice (the "Capital Notice") to the other Partner (the "Notified Partner") specifying in reasonable detail the amount and purpose of the additional required capital. If the Notified Partner agrees within said ten (10) day period that the capital set forth in the Capital Notice is needed by the Partnership, such additional capital shall be obtained through bank financing or Additional Capital Contributions, as mutually determined by the Notified Partner and the Notifying Partner.

         2.3.2. If the Notified Partner and the Notifying Partner are unable to agree within said ten (10) day period as to whether additional funds are needed by the Partnership or are unable to agree as to whether such funds should be obtained through bank financing or Additional Capital Contributions, then the Notifying Partner and the Notified Partner each shall select a representative who together shall appoint one independent Person, unrelated to either Partner or its Affiliates and who is experienced in the real estate development industry and has substantial expertise in the financial marketplace (the "Advisor"), to determine whether and when additional funds are needed and/or the manner in which such funds shall be obtained by the Partnership; provided that, if the Advisor determines that such additional funds should be obtained from the Partners, then both Partners shall be required to make an Additional Capital Contribution to the Partnership as provided in Section 2.3.3 hereof. The Partners hereby agree that, in either case, the Advisor's determination shall be final and binding on the Partners.

         2.3.3. If additional funds are obtained from the Partners through Additional Capital Contributions, such contributions shall be made by the Partners, in cash on the same terms and in the same relative amounts as the Percentage Interests, within twenty (20) business days after receipt of (a) the Capital Notice (in the event that the Partners agree to make Additional Capital Contributions pursuant to Section 2.3.1 hereof) or (b) written notice from the Advisor (in the event that the procedure under Section 2.3.2 hereof is utilized).

         2.3.4. If Additional Capital Contributions are required to be made by the Partners under this Section 2.3 and a Partner (the "Defaulting Partner") fails to advance its pro rata share of such Additional Capital Contribution, then any amounts advanced by the other Partner (the "Performing Partner") shall be treated as a loan by the Performing Partner to the Partnership, and the Performing Partner shall have the right, but not the obligation, to make a loan to the Partnership in the amount of the Additional Capital Contribution due from the Defaulting Partner. Any amounts advanced by the Performing Partner under this Section 2.3.4 whether on its own behalf or on behalf of the Defaulting Partner shall be treated as a loan (a "Capital Loan") notwithstanding that such funds may originally have been advanced by the Performing Partner as an Additional Capital Contribution. All Capital Loans shall (i) be for a term of five (5) years, (ii) bear annual interest at a rate of thirteen percent (13%), (iii) be prepayable by the Partnership in whole or in part without penalty, and (iv) be repaid in full, together with accrued interest, by the Partnership before any distributions may be made to any Partner under Sections 10.1, 10.2 or 12.3 hereof. All payments received with respect to a Capital Loan shall be applied first against accrued and unpaid interest thereunder, and then against the outstanding principal balance thereof.

    2.4. Maintenance of Capital Accounts.

         2.4.1. The Partnership shall maintain a separate Capital Account for each Partner in accordance with Treasury Regulations promulgated under
Section 704(b) of the Code, and each Partner's Capital Account shall be as follows:

              (a) Each Partner's Capital Account shall be credited with such Partner's Capital Contribution, if any, provided that ATL's initial capital account upon execution of this Agreement shall be zero.

              (b)  Each Partner's Capital Account shall be (1) increased by
(a) the amount of money contributed by such Partner to the capital of the Partnership, (b) the Gross Asset Value of any property contributed by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property) and (c) the amount of Profits and other items of Partnership income or gain allocated to such Partner under this Agreement, and (2) decreased by (a) the amount of money distributed to such Partner by the Partnership pursuant to this Agreement, (b) the Gross Asset Value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property) and (c) the amount of Losses and other items of Partnership deduction, loss or expense allocated to such Partner under this Agreement.

         2.4.2. It is intended that the Capital Accounts shall be determined and maintained throughout the full term of the Partnership in accordance with the capital accounting rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv), and that all provisions in this Agreement shall be interpreted and applied in a manner consistent therewith. In the event that the Partners determine that it is prudent to modify the manner in which the Capital Accounts, or any credits or charges thereto, are computed or maintained in order to comply with such Treasury Regulations, the Partners, upon agreement, shall make such modifications to the extent necessary to comply with such Treasury Regulations.

    2.5. No Interest. No Partner shall be entitled to interest on that Partner's Capital Contributions or Capital Account except as otherwise provided in this Agreement.

    2.6. Revaluation of Partnership Property. Upon the agreement of the Partners, the Capital Accounts of the Partners may be adjusted to reflect a revaluation of the property of the Partnership in accordance with, and at such times as specified in, Treasury Regulation Section 1.704-1(b)(2)(iv)(f); provided that any adjustments hereunder shall be made in accordance with and to the extent provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and (g).

                                    ARTICLE 3
                                    MANAGEMENT

    3.1. Management. The management of the Partnership shall be vested in the Partners as set forth in this Article 3. Each Partner, subject to the terms, conditions, restrictions and limitations contained in this Agreement, will possess all of the powers and rights of a general partner under the Act except that no Partner acting alone shall be authorized or empowered to undertake any action or make any decision on behalf of the Partnership or in connection with the Project unless otherwise specifically provided in this Agreement or specifically delegated to such Partner and set forth in this Agreement or a Collateral Agreement. Each Partner acknowledges and agrees that it intends to actively participate in the management of the Partnership and its operations.

    3.2. Manner of Acting.

         3.2.1. Where this Agreement specifically requires the vote, consent or determination of the Partners and/or in order for the Partnership to undertake any action, including without limitation, a Major Action (as defined in this Section 3.2), the approval at a duly convened meeting or by written consent in lieu of a meeting of a Partner or Partners holding a majority of Interests shall be required. For purposes of this Agreement, a "Major Action" shall mean and include decisions and undertakings relating to:

              (a) the construction and completion of the Project, including construction contracts, schedules and budgets;

              (b) any loans, borrowings, financing or refinancing in connection with the Project, including without limitation, the Construction Loan and the Permanent Loan;

              (c) the form and substance of the Development Agreement, if any, the Exclusive Leasing Agency Agreement and the Management Agreement (each of which will constitute a Collateral Agreement upon the execution and delivery thereof);

              (d) the annual operating budget and business plan for the Project;

              (e) the sale, conveyance, transfer, assignment, ground lease, hypothecation or disposition of the Project;

              (f) leases for occupancy of space in the Project by tenants, including without limitation, rents, escalations, allowances and other business terms;

              (g) any contract or agreement giving rise to a financial commitment or obligation of the Partnership in excess of $5,000;

              (h) the employment of employees and/or agents in connection with the operation and management of the Project;

              (i)  the admission of any additional Partners;

              (j) the selection of and change of accountants or auditors for the Partnership; and

              (k) significant tax elections required or permitted pursuant to the Code and/or applicable law of any taxing authority to which the Partnership is subject.

    3.3. Contact Representatives. Each Partner shall designate and appoint one or more individuals who shall be the contact person (a "Contact Representative") for such Partner and each of whom who shall be authorized by such Partner to act on its behalf in the performance of this Agreement and who shall be authorized to make decisions in connection with Major Actions on behalf of such Partner. Brandywine hereby designates and appoints each of Anthony A. Nichols, Sr. and Gerard H. Sweeney as its initial Contact Representatives, and ATL hereby designates and appoints Brock J. Vinton as its initial Contact Representative. A Partner appointing an individual as a Contact Representative may, at any time, appoint and designate a new Contact Representative(s), provided that such Partner shall notify the other Partner of such new appointment or designation within a reasonable time after such appointment.

    3.4. Designated Representatives.

         3.4.1. The Partners acknowledge and agree that while Partnership decisions generally shall be made by the Partners as set forth in Section 3.2 hereof, certain functions in connection with the daily operation and management of the Project shall, subject to the limitations set forth in this
Section 3.4 or a Collateral Agreement, be delegated to individuals, employees or agents of the Partnership as determined by the Partners holding a majority of the Interests (any such designated individuals, employees or agents being referred to herein as a "Designated Representative"). The Partners hereby designate Brock J. Vinton as the Designated Representative during the initial redevelopment of the Project, subject to the right of the Partners to revoke such designation.

         3.4.2.Any Designated Representative appointed hereunder shall have the specific power and authority set forth in this Agreement, in an employment agreement, if any, with the Partnership in a Collateral Agreement and as otherwise delegated to such Designated Representative by the Partners holding a majority of the Interests; provided that any Designated Representative shall operate the Partnership subject to (i) basic policy decisions adopted by the Partners in accordance with this Agreement, (ii) specific limitations and requirements of this Agreement and any other agreement executed by and between a Designated Representative and the Partnership and (iii) limitations imposed under the Act. Notwithstanding any provision in this Agreement or any other agreement to the contrary, no Designated Representative shall have the authority, either individually or acting in conjunction with other Designated Representatives, to do any act, make any decision, or engage in any transaction which requires the approval of the Partners as set forth in Section 3.2 hereof.

    3.5. Bank Accounts and Check Signing Authority. The Partners shall open and maintain a bank account at a financial institution agreeable to the Partners, and all funds from whatever source derived by the Partnership shall be deposited in such account. Signatories to all Partnership bank accounts shall be Brock J. Vinton and Gerard H. Sweeney. Checks or withdrawals in the amount of $5,000 or less shall require the signature of one signatory and checks or withdrawals in excess of $5,000 shall require the signature of two signatories.

    3.6. Other Fees, Compensation and Reimbursement of Expenses.

         3.6.1. Upon the funding of the Acquisition Loan, the Partnership shall reimburse Brandywine for those costs, fees and expenses set forth on
Schedule 3.6.1 attached hereto.

         3.6.2. Upon funding of the Acquisition Loan, the Partnership shall reimburse ATL for those costs, fees and expenses set forth on Schedule 3.6.2 attached hereto.

         3.6.3. Except as otherwise provided in this Section 3.6 or in a Collateral Agreement, no Partner shall be entitled to receive compensation for services performed in connection with the management of the Partnership and no Partner shall be entitled to reimbursement for expenses incurred in connection with the management of the Partnership.

    3.7. Cooperation. The Partners agree to use their respective commercially reasonable efforts to obtain the Acquisition Loan and to agree upon the terms and scope of the Project.


                                    ARTICLE 4
                                   THE PARTNERS

    4.1. Meeting of Partners. The Partners shall hold meetings on a quarterly basis or such other periodic basis as the Partners may mutually agree at such location as the Partners may agree. Any Partner may call for a meeting by giving ten (10) days prior written notice to the other Partner, which notice shall specify the purpose of the meeting; provided, however, that the ten (10) days notice period may be waived by the other Partner.

    4.2. Partnership Records. Each Partner shall have access to all books and records of the Partnership during normal business hours and shall be entitled, at its own expense, to make copies of such books and records. Each Partner also shall have access to the Partnership's officers, attorneys and auditors for any reasonable business purpose.

    4.3. Duties of Partners. Subject to Section 4.5, each Partner shall have a fiduciary duty to the other Partner to take into account the best interests of the Partnership when exercising its rights under this Agreement, provided that it shall not be a breach of any Partner's fiduciary duty to exercise any of its rights under this Agreement.

    4.4. Activities of Partners. Except as otherwise expressly provided in this Agreement or in any Collateral Agreement, no Partner or Affiliate of any Partner shall be obligated to devote its exclusive time and effort to the business or affairs of the Partnership, but each Partner shall devote sufficient time, effort and resources (including employees or agents of such Partner) to the business or affairs of the Partnership as in its judgment is reasonably required to fulfill its obligations and role in the Partnership's businesses and to promote the purposes of the Partnership.

    4.5. Independent Activities of Partners. Each Partner (acting on its own behalf) and its Affiliates may, notwithstanding any implication in any provision of this Agreement to the contrary, engage in any activities it may choose, even if such activities constitute the same type of business as the business of the Partnership or are competitive with the Partnership, and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or its Affiliates from engaging in such activities or require any Partner to permit the Partnership or any other Partner to participate in or share in the benefits of such activity.

    4.6. Dealings with the Partnership.

         4.6.1. Except as otherwise expressly provided in or limited by this Agreement or a Collateral Agreement, no Partner or Affiliate of any Partner shall contract and deal with the Partnership as an independent contractor, employee or as an agent for others, or receive fees or other compensation from such others or the Partnership, including without limitation, brokerage fees, commission fees or any other payment on account of the leasing, operations, management, financing or refinancing in connection with the Project, unless and until such Partner or the Affiliate of such Partner first provides the other Partner with the terms of such proposed dealings and obtains the prior written consent to such dealing, contract or undertaking from the other Partner.

         4.6.2. Notwithstanding Section 4.6.1, and subject to Section 3.2, each Partner hereby acknowledges and agrees that, in connection with the transactions contemplated by this Agreement, the Partnership expects to enter into (a) the Developer's Agreement pursuant to which an Affiliate of ATL shall perform those functions set forth therein and shall receive for the performance of such services the fee set forth therein, (b) the Exclusive Leasing Agency Agreement pursuant to which an Affiliate of ATL shall perform those functions set forth therein and shall receive for the performance of such services the fee set forth therein and (c) the Management Agreement pursuant to which an Affiliate of ATL shall perform those functions set forth therein and shall receive for the performance of such services the fees set forth therein.

    4.7. Covenant not to Withdraw. Notwithstanding any provision in the Act, each Partner hereby covenants and agrees that such Partner has entered into this Agreement and formed the Partnership based on its expectation that each Partner will continue as a Partner of the Partnership and carry out the duties and obligations undertaken by it in this Agreement and the Collateral Agreements and that, except as otherwise expressly required or permitted hereby, each Partner hereby covenants and agrees not to, without the consent of the other Partner (a) file a certificate of dissolution or its equivalent with respect to such Partner, (b) take any action that would cause the voluntary Bankruptcy of such Partner, (c) withdraw or attempt to withdraw from the Partnership, unless pursuant to a Permitted Transfer in accordance with Section 7.2 hereof, (d) Transfer all or any portion of its Interest in the Partnership except as otherwise provided in Article 7, Article 8 and
Article 13 hereof, or (e) demand a return of such Partner's Capital Contribution or Capital Account prior to the dissolution and liquidation of the Partnership pursuant to Section 12.1 hereof.

                                      ARTICLE 5
                            REPRESENTATIONS AND WARRANTIES

    5.1. Representations and Warranties of Partners. By execution and delivery of this Agreement, each Partner hereby makes to the other Partner the representations and warranties set forth in this Section 5.1 to the extent applicable to such Partner. Any and all representations and warranties set forth in this Section 5.1 shall survive the execution of this Agreement. For purposes of this Article 5, the term "Partner" shall include such Partner's Affiliates that are undertaking or performing any services or activities in connection with the transactions contemplated in this Agreement, and any representations and warranties made by a Partner hereunder shall be deemed to include representations and warranties, as appropriate, with respect to such Affiliates.

         5.1.1.Organization. Such Partner is duly organized and formed, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to own, lease and operate its property and to carry on its business as of the date hereof and as contemplated by this Agreement. Each Partner is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations under this Agreement or any Collateral Agreement.

         5.1.2. Proper Authorization and Power. Each Partner has the requisite power and authority to execute and deliver this Agreement and each Collateral Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each of the Collateral Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action, and no other action on the part of the Partner or any Person is necessary to authorize the execution, delivery and performance of this Agreement or any Collateral Agreement or the consummation of the transactions contemplated hereby or thereby. This Agreement and each of the

Collateral Agreements constitutes a legal, valid and binding obligation of such Partner enforceable against it in accordance with their respective terms.

         5.1.3. Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement or any of the Collateral Agreements and the consummation by the Partner of the transactions contemplated hereby or thereby does not and will not (i) require the consent or approval of any governmental or regulatory authority or (ii) violate or conflict with or constitute a default under (a) any provisions of the partnership agreement of such Partner or any material agreement or instrument to which such Partner is a party or by which such Partner is made bound or to which any of its properties or assets is subject, (b) any provisions of any law, regulation, order, writ, injunction, decree or determination of any court or governmental or regulatory agency applicable to such Partner, or (c) any of the provisions of any indenture, mortgage, lease agreement or instrument to which such Partner is a party or may be bound or to which its properties or assets are subject.

         5.1.4. Litigation. There are no actions, suits, proceedings, or investigations pending, or to the knowledge of such Partner threatened, against or affecting such Partner or any of its businesses, assets or properties, before any court or governmental or regulatory agency which could, if adversely determined, reasonably be expected to impair such Partner's ability to perform its obligations under this Agreement or any Collateral Agreement or to have a material adverse effect on the financial condition of such Partner.

         5.1.5. Investment Representations

              (a) Such Partner's Interest in the Partnership is intended to be and is being acquired solely for its own account for investment and with no present intention of distributing, reselling, pledging or otherwise disposing of, all or any part thereof;

              (b) Such Partner is aware that Interests in the Partnership have not been registered under the Securities Act or the applicable state securities laws or the "Blue Sky" laws of any state, that Interests in the Partnership cannot be distributed, sold, pledged or otherwise disposed of unless they are registered thereunder or unless, in the opinion of counsel satisfactory to the Partnership, an exemption from such registration is available, and that the Partnership has no intention of so registering Interests in the Partnership thereunder and is under no obligation to do so and that accordingly the Partner is able and is prepared to bear the economic risk that may be associated with respect to its Interest in the Partnership;

              (c) Such Partner understands that the Interests are being offered and sold in reliance upon specific exemptions from the registration requirements of federal and state securities laws and that the Partnership is relying upon the truth and accuracy of the representations and warranties set forth herein in order to determine the applicability of such exemptions and the suitability of the Partners to acquire Interests; and

              (d) Such Partner agrees that in addition to the other restrictions on transfer set forth in this Agreement, it will not sell or otherwise dispose of its Interest unless a registration statement under the Securities Act shall be in effect with respect thereto and such Partner shall have complied with all provisions of the Securities Act and all applicable state securities laws or at the Partnership's request, the Partner shall have obtained an opinion of counsel that such proposed sale or disposition will not require registration under the Securities Act or any applicable state securities laws.

    5.2. ATL Representation and Warranty. ATL represents and warrants to Brandywine that it has engaged in no business other than its acquisition of the Project and agrees that this representation and warranty shall survive the execution and delivery of this Agreement and will indemnify Brandywine against any loss resulting from the inaccuracy of such representation and warranty.

                                    ARTICLE 6
                                 INDEMNIFICATION

    6.1. Liability. No Partner or any Affiliate of any Partner or any Designated Representative, if appointed pursuant to Section 3.4 hereof, shall be liable, responsible, accountable in damages or otherwise to the Partnership or any Partner for any act or failure to act hereunder in connection with the Partnership and its business or in the operation and maintenance of the Project unless the act or omission is attributed to gross negligence, willful misconduct or fraud or constitutes a material breach by such person of any term or provision of this Agreement or a Collateral Agreement; provided that nothing in this Section 6.1 is intended to limit, modify or alter any Partner's liability or obligations under any Collateral Agreement except to the extent expressly set forth therein.

    6.2. Partnership Indemnification. Each Partner and each Affiliate of any Partner, as well as each Designated Representative appointed pursuant to
Section 3.4 (each of the foregoing being referred to herein as an "Indemnitee") shall be indemnified, defended and held harmless by the Partnership to the fullest extent permitted by the Act from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees and costs), judgments, fines, settlements, demands, actions, or suits relating to or arising out of the business of the Partnership or the operation and maintenance of the Project, or the exercise by the Indemnitee of any authority conferred on it hereunder or the performance by the Indemnitee of any of its duties and obligations under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, no Indemnitee shall be entitled to indemnification hereunder with respect to any claim, issue or matter: (i) in respect of which it (or the Partnership as the result of an act or omission of such Indemnitee) has been adjudged liable for fraud, gross negligence or willful misconduct; (ii) based upon or relating to a material breach by it of any term or provision of this Agreement or any Collateral Agreement; or (iii) for costs or expenses incurred by the Indemnitee in connection with a claim or action against it by another Partner that is not related to the Indemnitee's actions under this Agreement. Notwithstanding this Section 6.2, no Partner shall be entitled to indemnification by the Partnership when or if acting in a capacity with the Partnership as other than a Partner, in which case, such right to indemnification shall be governed by an agreement, if any, between the Partnership and the Partner.

    6.3. Partner Indemnification. Each Partner (the "Indemnitor Partner") shall indemnify, defend and hold harmless the other Partner (the "Indemnitee Partner") from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys' fees and costs), judgments, fines, settlements, demands, actions, or suits relating to or arising out of any (i) fraud, gross negligence or willful misconduct for which the Indemnitor Partner or any of its Affiliates (or the Partnership as the result of an act or omission of any of the same) has been adjudged liable; (ii) material breach by the Indemnitor Partner of any term or provision of this Agreement or any Collateral Agreement, and (iii) material breach or inaccuracy in any representation or warranty made by such Indemnitor Partner in this Agreement or any Collateral Agreement.

                                    ARTICLE 7
                                    TRANSFERS

    7.1. Transfer Restrictions. Except as otherwise provided in this Agreement, no Partner shall make any Transfer of all or any portion of its Interest, including, without limitation, a Transfer of a right to Profits, Losses or distributions hereunder, unless and until the other Partner consents to the Transfer and the transferor Partner and the proposed Transferee comply with the provisions of this Article 7. Any Transfer in violation of the requirements of this Agreement shall be null and void ab initio and of no force or effect whatsoever. Each Partner hereby acknowledges the reasonableness of the restrictions on Transfer imposed by this Agreement in view of the Partnership's purpose and the relationship of the Partners. Accordingly, the restrictions on Transfer set forth herein shall be specifically enforceable.

    7.2. Permitted Transfers. Notwithstanding Section 7.1, a Partner may Transfer all or any portion of its Interest in the Partnership (i) to another Partner or (ii) to one of its Affiliates (in each case, a "Permitted Transfer"), provided that a Permitted Transfer to an Affiliate shall be required to comply with the provisions of Section 7.3.

    7.3. Conditions of Transfer. Notwithstanding Section 7.2 hereof, a Transfer (including a Permitted Transfer to an Affiliate under Section 7.2) shall not be allowed unless and until the following conditions precedent are satisfied, and once satisfied, the Transferee shall succeed to all rights and be subject to all obligations of the transferring Partner with respect to the transferred Interest:

         7.3.1. all agreements, written consents and all other necessary documents and instruments shall have been executed and filed and all other acts shall have been performed which the non-transferring Partner deems reasonably necessary to make the Transferee a substitute Partner of the Partnership, including, without limitation, the execution by such Transferee of a counterpart signature page to this Agreement pursuant to which the Transferee shall assume any and all obligations and have all rights and interests under this Agreement with respect to the transferred Interest; and

         7.3.2. unless otherwise waived by the non-transferring Partner, the non-transferring Partner shall have received such assurances as may be necessary or appropriate in the opinion of counsel to the Partnership to confirm that the Transfer would not (i) violate the Securities Act or any state securities laws or cause the Partnership to register thereunder; (ii) cause the Partnership to be treated as other than a partnership for federal income tax purposes; or (iii) terminate the Partnership for federal income tax purposes;

         7.3.3. unless otherwise waived by the non-transferring Partner, the non-transferring Partner shall have received such assurances as it deems necessary or appropriate to confirm that such Transferee has the ability to perform all of the Transferor's obligations set forth in this Agreement and the Collateral Agreements, provided that, unless expressly agreed by the non-transferring Partner, the Transferor shall not be relieved of any of its liabilities or obligations under this Agreement or any Collateral Agreement; and

         7.3.4. all reasonable expenses incurred by the Partnership and the non-transferring Partner in connection with the Transfer shall have been paid by or for the account of the Transferee.

    7.4. Transfers; Recharacterization. If any Interest is transferred during any Fiscal Year in compliance with the provisions of this Agreement, Profits, Losses, each item thereof, and all other items attributable to such transferred Interest for such period shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the period in accordance with Section 706(d) of the Code, using any conventions permitted by law and reasonably selected by the non-transferring Partner.

                                    ARTICLE 8
                               BUY-SELL PROVISIONS

    8.1. Mutual Disagreement. In the event of a Mutual Disagreement and as expressly provided in Section 1.8 hereof, the Partners shall have the rights of mandatory purchase and sale provided in this Article 8. For purposes of this Article 8, "Mutual Disagreement" shall mean the objection by a Partner holding at least a Fifty (50%) Interest to a Major Action if (i) written notice of such objection is delivered to the Partner(s) that approved such Major Action within twenty (20) days of the approval and (ii) the Partner(s) that approved such Major Action have not addressed the objection to the satisfaction of the Partner making the objection within twenty (20) days of receipt of the written objection notice.

    8.2. Mandatory Buy-Sell of Interests.

         8.2.1. In the event of a Mutual Disagreement, a Partner (the "Electing Partner") may deliver to the other Partner (the "Notice Partner") a written notice (the "Election Notice"), which Election Notice shall include an irrevocable offer by the Electing Partner either (i) to sell all but not less than all of the Electing Partner's Interest in the Partnership to the Notice Partner (the "Offer to Sell"), or (ii) to purchase all, but not less than all, of the Notice Partner's Interest in the Partnership (the "Offer to Purchase" and together with the Offer to Sell, the "Offers"). The Election Notice also shall set forth the Gross Value of the Project to be used in computing the Net Equity Value of a Partner's Interests. The price at which a Partner's Interest may be purchased or sold under this Section 8.2 (the "Buy-Sell Price") is the Net Equity Value of such Partner's Interest determined as of the date (the "Election Day") of the Election Notice.

         8.2.2. For a period ending on the forty-fifth (45th) day following the Election Day (the "Election Period"), the Notice Partner shall have the right to accept either the Offer to Sell or the Offer to Purchase. Upon acceptance by the Notice Partner of one of the Offers, the Electing Partner and the Notice Partner shall be required to sell or required to purchase, as the case may be, for the Buy-Sell Price.

         8.2.3. If the Notice Partner fails to accept either the Offer to Sell or the Offer to Purchase within the Election Period, then the Offers automatically shall expire and be of no force or effect, and the Notice Partner shall be deemed to have made to the Electing Partner an offer (the "Counter-Offer") to sell all, but not less than all, of the Notice Partner's Interest in the Partnership for the Buy-Sell Price. Pursuant to the Counter-Offer, the Electing Partner shall be obligated to purchase, and the Notice Partner shall be required to sell, all but not less than all of the Notice Partner's Interest in the Partnership at the Buy-Sell Price.

         8.2.4. The Partner purchasing the Interest under this Section 8.2, whether pursuant to one of the Offers or the Counter-Offer, as the case may be, shall be referred to as the "Purchasing Partner" and the Partner selling such Interest shall be referred to as the "Selling Partner."

    8.3. Closing of Purchase or Sale. The closing of the purchase and sale under Section 8.2 shall occur on a date and time and at a place mutually agreeable to the Electing Partner and the Notice Partner, provided that such closing shall not be later than forty-five (45) days after the expiration of the Election Period; and provided, further, that if the Partners cannot agree on the place of the closing, the closing shall take place at the law offices of Pepper Hamilton LLP at the address set forth in Section 16.2 hereof. At the closing, the Purchasing Partner shall pay to the Selling Partner, by cash or other immediately available funds, the Buy-Sell Price, and the Selling Partner shall deliver to the Purchasing Partner good title to its Interest, free and clear of any liens, claims, encumbrances, security interests or options, and the Purchasing Partner shall agree to indemnify and hold harmless the Selling Partner from any and all claims arising in connection with such Interest that accrue after the date of the closing. At the closing, the Purchasing Partner and the Selling

Partner agree to execute such documents and instruments of conveyance as may be necessary or appropriate to confirm the transactions contemplated hereby.

    8.4. Definitions. For purposes of this Article 8, the following terms shall have the meanings set forth below:

              (a) "Gross Value of the Project" shall be the fair market value of the Project as of the Election Day as determined by the Electing Partner and set forth in the Election Notice.

              (b) "Net Equity Value of a Partner's Interest" shall be, as of any day, the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Section 12.3 hereof if and assuming that the following first occurred: (i) the Project were sold for the Gross Value of the Project, (ii) the Partnership paid all apportionments and costs customarily made and/or paid in the closing of a real estate transaction in Pennsylvania, (iii) the Partnership paid its accrued, but unpaid liabilities and established reserves for any contingent liabilities pursuant to Section 12.3.3, including without limitation, the Acquisition Loan and/or the Permanent Loan (without prepayment premium or penalty), as applicable, and any Capital Loans and (iv) the Partnership paid in full the Brandywine Unreturned Capital and the accrued and unpaid Brandywine Preferred Return.

                                    ARTICLE 9
                        ALLOCATIONS OF PROFITS AND LOSSES

    9.1. Allocations of Profits or Losses. After giving effect to the special allocations set forth in Section 9.2 hereof, (a) Profits for any Fiscal Year shall be allocated (i) one hundred percent to Brandywine in respect of the Brandywine Preferred Return to the extent of the excess, if any, of the cumulative distributions received by Brandywine in respect of the Brandywine Preferred Return pursuant to Sections 10.1, 10.2 and 12.3.4 from the date the Brandywine Preferred Return calculation commences to the end of the Fiscal Year, over the cumulative amounts allocated to Brandywine pursuant to this Section 9.1 for all prior Fiscal Years, and (ii) thereafter to the Partners in accordance with their respective Percentage Interests, and (b) Losses for any Fiscal Year shall be allocated to the Partners in accordance with their respective Percentage Interests.

    9.2. Special Allocations. Notwithstanding anything in this Agreement to the contrary, the following special allocations shall be made as follows:

         9.2.1. All Nonrecourse Deductions for each Fiscal Year shall be allocated to the Partners in proportion to their respective Percentage Interests. For purposes of Treasury Regulation Section 1.752-3, all excess nonrecourse liabilities of the Partnership will be allocated between the Partners in proportion to their respective Percentage Interests.

         9.2.2.Any items of income, loss, gain or deduction that are attributable to Partner Nonrecourse Debt shall be allocated to those Partners who bear the economic risk of loss for such debt in accordance with Treasury Regulation Section 1.704-2(i).

         9.2.3. If there is a net decrease in Minimum Gain for a taxable year of the Partnership, then, unless and except to the extent that the exceptions provided in Treasury Regulations Section 1.704-2(f)(2) through (5) are applicable, before any other allocation is made for such taxable year, each Partner shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in Minimum Gain, as such share is determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 9.2.3 is intended to qualify as a "minimum gain chargeback" under Treasury Regulation Section 1.704-2(f)(1) and shall be interpreted in a manner consistent therewith.

         9.2.4.To the extent that any Partner unexpectedly receives any adjustment, allocation, or distribution described in subparagraphs (4), (5), or (6) of Treasury Regulation Section 1.704-1(b)(2)(ii)(d), which adjustment, allocation or distribution creates or increases a deficit in that Partner's Capital Account, then, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the deficit balance in its Capital Account created by such adjustment, allocation, or distribution as quickly as possible. Any special allocations of items of income or gain pursuant to this provision shall be taken into account in computing subsequent allocations of Profits so that the net amount of any items so allocated and the Profits, Losses and all other items allocated to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the other provisions of this Agreement if such unexpected adjustments, allocations or distributions had not occurred. The foregoing is intended to qualify as a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be applied in a manner consistent with that Treasury Regulation.

    9.3. Curative Allocations. The allocations set forth in Sections 9.2 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation Section 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article 9 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of Partnership income, gain, loss, deduction or credit among the Partners so that, to the extent possible, the net amount of such allocations or other items of income, gain, loss, deduction or credit and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

    9.4. Allocations for Tax Purposes. In the event the book value of any Partnership asset differs from its adjusted tax basis (upon contribution, revaluation or otherwise), all income, gain, loss and deduction with respect to such asset shall be allocated to the Partners in a manner that takes into account the variation between such book value and adjusted tax basis for such property for federal income tax purposes, pursuant to Section 704(c) of the Code or pursuant to the principles thereof using any reasonable allocation method (including curative allocations) as may be determined by the

Partners or, if the Partners so elect, the Partnership's accountants. Allocations made under this Section 9.4 are made solely for federal, state or local income tax purposes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, or other items or distributions pursuant to any provision of this Agreement.

                                    ARTICLE 10
                                  DISTRIBUTIONS

    10.1. Net Cash Flow from Operations.  Except as otherwise provided in
Section 12.3 (relating to liquidating distributions) and Section 2.3.4 (relating to Capital Loans), Net Cash Flow from Operations shall be distributed at such times and in such amounts as the Partners holding a majority of the Interests shall determine; provided that any distributions of Net Cash Flow from Operations shall be made in the following order and priority:

         10.1.1. First, one hundred percent (100%) to Brandywine until Brandywine has received an amount equal to the excess, if any, of (1) the Brandywine Preferred Return from the commencement of the Partnership to the date on which the distribution is made over (2) the sum of all prior distributions to Brandywine in respect of the Brandywine Preferred Return pursuant to this Section 10.1.1 and Section 10.2.1.

         10.1.2. Thereafter, to the Partners in accordance with their Percentage Interests.

    10.2. Net Cash from Sales or Refinancings. Except as otherwise provided in Section 12.3 (relating to liquidating distributions) and Section 2.3.4 (relating to Capital Loans), Net Cash from Sales or Refinancings, if any, realized or available to the Partnership shall be distributed as soon as practicable, as determined by the Partners holding a majority of the Interests, in the following order and priority:

         10.2.1. First, one hundred percent (100%) to Brandywine until Brandywine has received an amount equal to the excess, if any, of (1) the Brandywine Preferred Return from the commencement of the Partnership to the date on which the event giving rise to such Net Cash from Sales or Refinancings occurred, over (2) the sum of all prior distributions to Brandywine in respect of the Brandywine Preferred Return pursuant to this
Section 10.2.1 and Section 10.1.1.

         10.2.2. Second, one hundred percent (100%) to Brandywine until Brandywine has received an amount equal to the then Brandywine Unreturned Capital.

         10.2.3. Thereafter, to the Partners in accordance with their Percentage Interests.

    10.3. Authority to Withhold. Upon the written advice of the Partnership's tax counsel, the Partnership shall be entitled to collect, withhold and make payments on behalf of or with respect to any Partner's allocable share of Partnership income or gain, in amounts required to discharge any obligation of the Partnership to withhold or make payments to any governmental authority with respect to any federal, state, and local tax liability of such Partner arising as a result of such Partner's Interest in the Partnership. Any amount withheld pursuant to the foregoing sentence shall be treated for all purposes of this Agreement as having been paid or distributed to such Partner and shall reduce, on a dollar for dollar basis, amounts otherwise payable or distributable to such Partner under this
Agreement.   Each Partner hereby agrees to indemnify and hold harmless the
Partnership for, from and against any liability with respect to amounts paid or withheld under this Section 10.3 on behalf of or with respect to such Partner.

                                    ARTICLE 11
                      BOOKS, RECORDS, REPORTS AND ACCOUNTING

    11.1. Books and Records. The Partnership shall keep or cause to be kept at its principal place of business appropriate books and records, including without limitation, the following: (a) true and full financial information regarding the status of the Project and financial condition of the Partnership, including without limitation, records of all costs and expenses incurred, all changes made, all credits made and received, and all income derived in connection with the business of the Partnership; (b) promptly after becoming available, a copy of the Partnership's federal, state and local income tax returns for each year; (c) a copy of this Agreement; and (d) other information regarding the affairs of the Partnership as is just and reasonable.

    11.2. Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year or such other accounting period as shall be required under the Code or as may be determined by the Partner's holding a majority of the Interests.

    11.3. Accounting Period. Unless otherwise determined by the Partner or Partners holding a majority of the Interests, the Partnership shall use the accrual method of accounting in maintaining its books and records and in preparation of its financial statements for federal income tax purposes.

    11.4. Annual Reports. Within forty-five (45) days after the close of each Fiscal Year, ATL shall cause the Partnership to have prepared, and furnished to each Partner, audited financial statements, presented in accordance with generally accepted accounting principles, including without limitation, copies of (i) the balance sheet of the Partnership, (ii) the Partnership's income statement, (iii) a statement of the Partnership's cash flow, (iv) a statement of the Partner's Capital Accounts and (v) a statement of source and application of funds each as of the last day of the Fiscal Year.

    11.5. Quarterly Reports. Within twenty (20) days after the close of each fiscal quarter, ATL shall cause the Partnership to prepare and furnish to each Partner quarterly reports of (i) the Partnership's operations, (ii) quarterly unaudited balance sheets and income statements, and (iii) quarterly statements of cash flow.

    11.6. Preparation of Tax Returns. Within ninety (90) days after the end of each Fiscal Year, ATL shall cause the Partnership to arrange for the preparation and timely filing of all tax returns of the Partnership for federal, state and local income tax purposes and shall cause to be furnished to the Partners the tax information reasonably required for federal and state income tax reporting purposes.

    11.7. Tax Controversies. The Partners hereby appoint and designate Brandywine as the initial Tax Matters Partner, and as Tax Matters Partner, Brandywine shall authorize and require one of its officers (the "Tax Matters Representative") to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the Tax Matters Representative and to do or refrain from doing any or all things reasonably required by the Tax Matters Representative in conducting those proceedings. The Tax Matters Representative shall promptly notify the each Partner upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Partnership's affairs.

    11.8. Tax Elections. Any and all elections for federal, state and local tax purposes, including without limitation, any election (i) to adjust the basis of the Partnership Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable state or local law, in connection with Transfers of Interests in the Partnership; and (ii) to extend the statute of limitations for assessment of tax deficiencies against the Partnership and the Partners with respect to adjustments to the Companies federal, state or local tax returns shall be mutually made by the Partners.

                                    ARTICLE 12
                           DISSOLUTION AND LIQUIDATION

    12.1. Dissolution. The Partnership shall dissolve upon the earliest to occur of any of the following:

              (a) upon the affirmative written vote of the Partners holding a majority of the Interests;

              (b) upon the sale of the Project and the repayment and satisfaction in full of any financing undertaken by the Partnership in respect thereof;

              (c) the purchase by one Partner of all of the Interests of the other Partner pursuant to and in accordance with this Agreement;

              (d) the Bankruptcy of any Partner or the occurrence of any other action which causes dissolution of the Partnership under the Act;

              (e) the failure of the partnership to close on the Acquisition Loan prior to the first anniversary of the date of this Agreement; or

              (f)  December 31, 2050.

    12.2. Bankruptcy of a Partner.   Upon the Bankruptcy of a Partner, the
non-Bankrupt Partner shall have the sole right to manage the Partnership and to wind up the business and affairs of the Partnership, and the rights of the Bankrupt Partner shall be limited to the right to share in the profits and losses and distributions of the Partnership to the extent provided in this Agreement and the Bankrupt Partner shall not have any right to participate in the management or operation of the Partnership or in making decisions in connection with the dissolution and winding up of the Partnership.

    12.3. Liquidation. Upon the dissolution of the Partnership, the Partnership shall cease to carry on its business, except insofar as may be necessary for the winding up of its business. Upon dissolution of the Partnership, the Partners shall designate a Person to act as the liquidating trustee (the "Liquidating Trustee") and the business and affairs of the Partnership shall be wound up and, subject to Section 12.4 hereof, the Partnership liquidated as rapidly as business circumstances permit, and the proceeds thereof shall be distributed (to the extent permitted by applicable law) in the following order and priority:

         12.3.1. To the payment of the debts and liabilities of the Partnership (other than those to Partners) in the order of priority provided by law.

         12.3.2. To the payment of the expenses of liquidation of the Partnership in the order of priority provided by law, provided that the Partnership shall first pay, to the extent permitted by law, liabilities or debts owed to Partners.

         12.3.3. To the setting up of such reserves as the Liquidating Trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership arising out of or in connection with the Partnership's business, provided that any such reserve will be held by the Liquidating Trustee for the purposes of disbursing such reserves in payment of any of the aforementioned contingencies and at the expiration of such period as the Liquidating Trustee shall deem advisable (but in no case to exceed eighteen (18) months from the date of liquidation unless an extension of time is consented to by the Partners), to distribute the balance thereafter remaining in the manner hereinafter provided.

         12.3.4. The balance of the proceeds, if any, to be distributed on or before the later of (i) the end of the taxable year during which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation, in accordance with and in the order set forth in Section 10.2 hereof.

    12.4. No Liquidating Distributions in Kind.   The Liquidating Trustee
shall not distribute, and no Partner may demand or receive, property other than cash in return for a Partner's contributions, loans or advances, unless Partners holding at least 75% of the Interests agree to a distribution in kind to any Partner; provided, however, that all Partners receive, whether in kind or in cash and whether from the Partnership or the Partner receiving an in kind distribution, the amount which such Partner is entitled to receive under Section 12.3.4 hereof.

    12.5. Non-Recourse. No recourse shall be had for any of the obligations of Brandywine hereunder or for any claim based thereon or otherwise in respect thereof, against any past, present or future trustee, shareholder, officer or employee of BRT, whether by virtue of any statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all of such liability being expressly waived and released by ATL any such Person who acts through ATL

                                    ARTICLE 13
                                    [OMITTED]

                                    ARTICLE 14
                                  MISCELLANEOUS


    14.1. Amendments. This Agreement may not be amended, modified or revised in any manner without the prior written consent of each of the Partners.

    14.2. Notice.

         14.2.1. All notices, requests and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to a Partner either personally or by sending a copy thereof by first class or express mail, postage prepaid, or by telex or TWX (with answer back received) or courier services, charges prepaid, or by telecopier (with a copy sent by first class mail), to such Partner's address (or to such party's telex, TWX, telecopier, or telephone number) as follows:

         If to Brandywine:

              c/o Brandywine Realty Trust
              Newtown Corporate Campus
              16 Campus Boulevard
              Suite 150
              Newtown Square, PA 19073

              Attn:  Anthony A. Nichols, Sr., Chairman of the Board
                                    or
                     Gerard H. Sweeney, President and
                       Chief Executive Officer

                     Telephone:     (610) 325-5600
                     Facsimile:     (610) 325-5682

         with a copy to:

              Michael H. Friedman, Esquire
              Pepper Hamilton LLP
              3000 Two Logan Square
              Eighteenth & Arch Streets
              Philadelphia, PA 19103-2799

              Telephone:   (215) 981-4563
              Facsimile:   (215) 981-4750

         If to ATL:

              c/o The Commonwealth Group
              62 Read's Way
              New Castle, Delaware  19720

              Attn:  Brock J. Vinton, President

         with a copy to:

              William S. Gee, Esquire
              Saul, Ewing, Remick & Saul
              P.O. Box 1266
              Wilmington, DE  19899-1266

         14.2.2. Any such notice, request or communication shall be deemed to be delivered, given and received for all purposes of this Agreement (i) as of the date so delivered, if delivered personally or by telecopy to the person entitled thereto, (ii) three (3) business days after being deposited in the United States mail, if delivered by first class or express mail, postage prepaid or (iii) one (1) business day after being deposited with a telegraph office or courier service for delivery if notice is sent by telegraph or courier services.

    14.3. Filing with SEC. ATL acknowledges that BRT intends to file a copy of this Agreement as an exhibit to a filing it intends to make with the Securities and Exchange Commission.

    14.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and, to the maximum extent possible, in such manner as to comply with all of the terms and conditions of the Act.

    14.5. Severability. If any provision of this Agreement shall be conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, such provision shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or affecting the remainder of this Agreement thereby.

    14.6. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Partners and their respective successors and, where permitted, their assigns and Affiliates.

    14.7. Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.

    14.8. No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever.

    14.9. Time is of Essence. Time is of the essence in the performance of each and every obligation herein imposed.

    14.10. Further Assurances. Each Partner, upon the request of the other Partner, shall execute all further instruments and perform all further acts which are or may become reasonably necessary to effectuate and to carry out the matters contemplated by this Agreement.

    14.11. Legal Representation. Each party to this Agreement acknowledges that such party is represented by competent legal counsel and that such counsel has fully reviewed this Agreement. This Agreement shall be construed in accordance with its fair meaning without any presumption against the party responsible for drafting this Agreement.

    14.12. Entire Agreement. This Agreement, and the agreements attached as exhibits hereto, contain the entire agreement between the parties hereto and supersede any and all prior and contemporaneous agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, express or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.

    14.13.Counterparts. This Agreement may be signed in any number of counterparts, with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute but one and the same agreement. Any and all counterparts may be executed by facsimile.

                         [SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed this GENERAL PARTNERSHIP AGREEMENT effective as of the day and year first above written.

                        PARTNERS:

                        BRANDYWINE I.S., L.P., a Pennsylvania limited partnership, by Brandywine I.S., LLC, a Pennsylvania limited liability company, its sole general partner, by Brandywine Operating Partnership, L.P., a Delaware limited partnership, its sole member, by Brandywine Realty Trust, a Maryland real estate investment trust, its sole general partner


                        By: /s/ Gerard H. Sweeney
                            ----------------------------------
                            Gerard H. Sweeney, President and
                                Chief Executive Officer


                        ACROSS THE LINE, L.P., a Delaware limited partnership, General Partner

                        By:  ACROSS THE LINE, INC., a Delaware corporation

                             By:  /s/ Brock J. Vinton
                                  ----------------------------
                                  Brock J. Vinton, President

                                      EXHIBIT A
                                          TO
                          GENERAL PARTNERSHIP AGREEMENT OF
                          INTERSTATE 202 GENERAL PARTNERSHIP

                                 DEFINITIONS OF TERMS

         The following terms used in this Agreement shall have the meanings described below:

         "Act" shall mean the Pennsylvania Uniform Partnership Act, 15 Pa. C.S.A. Section 8301 et. seq., as amended from time to time.

         "Acquisition Loan" shall mean the loan to be made to the Partnership in respect of the Project, which shall provide financing for the acquisition of the Project and related costs approved by the Partners holding a majority of the Interests.

         "Additional Capital Contributions" shall mean, with respect to a Partner, any additional contributions to the capital of the Partnership made pursuant to Section 2.3 hereof.

         "Advisor" shall have the meaning set forth in Section 2.3.2 hereof.

         "Affiliate" shall mean a Person who, with respect to any Partner: (a) directly or indirectly controls, is controlled by or is under common control with such Partner; (b) owns or controls ten percent (10%) or more of the outstanding voting securities of such Partner; or (c) is an officer, director, member, manager or partner of such Partner.

         "Agreement" means this General Partnership Agreement, as it may be amended, restated or supplemented from time to time.

         "Bankruptcy" means, with respect to a Partner, the happening of any of the following: (a) the making of a general assignment for the benefit of creditors; (b) the filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing an inability to pay debts as they become due; (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Partner to be bankrupt or insolvent;
(d) the filing of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; (e) the filing of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against a Partner in any bankruptcy proceeding; (f) the filing of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of a Partner's properties; and (g) the commencement of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within 180 days.

         "BOP" shall have the meaning set forth in Section 1.8 hereof.

         "Brandywine Preferred Return" shall mean the cumulative right given to Brandywine to receive in respect of each Fiscal Year a sum equal to ten percent (10%) per annum (determined on the basis of a year of 365 days, for the actual number of days occurring in the period for which the Brandywine Preferred Return is being determined, cumulative to the extent not distributed in any quarter pursuant to Sections 10.1.1 or 10.2.1 hereof, but not compounded) of the average daily balance of the Brandywine Unreturned Capital from time to time. The Brandywine Preferred Return shall commence on the date(s) that the Brandywine contributes capital to the Partnership as set forth in this Agreement and will terminate when the Brandywine Unreturned Capital has been reduced to zero and the Brandywine Preferred Return has been paid in full.

         "Brandywine Unreturned Capital" shall mean the Capital Contributions made by the Brandywine pursuant to this Agreement (including, without limitation, any advances made under the collateral support provided by Brandywine pursuant to Section 2.1.2 hereof) reduced by cash distributions to Brandywine made pursuant to Section 10.2.2 hereof.

         "BRT" shall have the meaning set forth in Section 1.8 hereof.

         "Buy-Sell Price" shall have the meaning set forth in Section 8.2.1 hereof.

         "Capital Account" shall mean the accounting record of each Partner's capital interest in the Partnership maintained pursuant to and in accordance with Section 2.4 hereof.

         "Capital Contribution" shall mean, with respect to a Partner, the amount of cash and the fair market value of any property contributed by such Partner to the capital of the Partnership as set forth in this Agreement and, with respect to Brandywine, also shall include any advances or drawings in connection with any collateral support provided by Brandywine pursuant to
Section 2.1.2 hereof.

         "Capital Notice" shall have the meaning set forth in Section 2.3.1 hereof.

         "Code" shall mean the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.

         "Collateral Agreements" shall mean each of the documents, agreements and instruments, including without limitation, the Development Agreement, the Exclusive Leasing Agency Agreement and the Management Agreement, to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement.

         "Contact Representative" shall have the meaning set forth in Section
3.3 hereof.

         "Defaulting Partner" shall have the meaning set forth in Section 2.3.4 hereof.

         "Depreciation" shall mean, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year or other period, except that if the Gross Asset

Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis. In the event that the federal income tax depreciation, amortization, or other cost recovery deduction is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method.

         "Designated Representative" shall have the meaning set forth in
Section 3.4 hereof.

         "Development Agreement" means an agreement providing for the development of the Project.
         "Electing Partner" shall have the meaning set forth in Section 8.2.1 hereof.

         "Election Notice" shall have the meaning set forth in Section 8.2.1 hereof.

         "Election Period" shall have the meaning set forth in Section 8.2.2 hereof.

         "Exclusive Leasing Agency Agreement" means an agreement providing for an exclusive leasing agency for the Project.

         "Fiscal Year" means the year on which the accounting and federal income tax records of the Partnership are kept.

         "Gross Asset Value" shall mean, with respect to any asset of the Partnership, the asset's adjusted basis for federal income tax purposes, except that (i) where an asset has been revalued on the books of the Partnership the Gross Asset Value shall be adjusted to reflect such revaluation, (ii) where an asset has been contributed to the Partnership by a Partner, the Gross Asset Value shall be its fair market value as established by the Partners and (iii) the Gross Asset Value of Partnership assets shall be adjusted to reflect Depreciation taken into account with respect to such assets for purposes of determining Profits or Losses.

         "Gross Value of the Project" shall have the meaning set forth in
Section 8.4 hereof.

         "Indemnitee" shall have the meaning as set forth in Section 6.2 hereof.

         "Indemnitee Partner" shall have the meaning set forth in Section 6.3 hereof.

         "Indemnitor Partner" shall have the meaning as set forth in Section
6.3 hereof.

         "Interest" shall mean, with respect to a Partner, such Partner's interest in the Partnership, as provided in this Agreement.

         "Land" shall mean the 5.4-plus minus- acres of land, as presently improved with a 72,000 S.F.-plus minus- two-story building, located in Chadds Ford, Delaware County, Pennsylvania, and bearing a street address of 161 Wilmington - West Chester Pike (Route 202), all as more fully described on Exhibit C attached hereto.

         "Liquidating Trustee" shall have the meaning set forth in Section 12.3 hereof.

         "Major Action" shall have the meaning set forth in Section 3.2 hereof.

         "Management Agreement" means that an agreement providing for the management of the Project.

         "Minimum Gain" shall mean and refer to, at any time, with respect to all nonrecourse liabilities of the Partnership (within the meaning of Treasury Regulation Section 1.704-2(b)(3)) the aggregate amount of gain (of whatever character), if any, that would be realized by the Partnership if it disposed of (in a taxable transaction) all Partnership Property subject to such liabilities in full satisfaction thereof, and as further defined in Treasury Regulation
Section 1.704-2(d).

         "Mutual Disagreement" shall have the meaning set forth in Section 8.1 hereof.

         "Net Cash Flow from Operations" shall mean the gross cash proceeds from the ownership or operation of the Property (excluding Capital Contributions, Additional Capital Contributions and proceeds from Capital Loans), less the portion thereof used to pay or establish reserves for all Partnership expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Partners holding a majority of the Interests. Net Cash from Operations shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions to reserves previously established.

         "Net Cash from Sales or Refinancings" shall mean the net cash proceeds from all sales or other dispositions of the Property (other than in the ordinary course of business) and all proceeds realized by the Partnership upon any refinancing of Partnership indebtedness, less (i) expenses incident to such refinancing and satisfaction of any indebtedness being refinanced, and (ii) any portion thereof used to establish reserves, all as determined by the Partners holding a majority of the Interests. "Net Cash from Sales or Refinancings" shall include all principal and interest payments with respect to any note or other obligation received by the Partnership in connection with any sales or other dispositions of the Property.

         "Net Equity Value of a Partner's Interest" shall have the meaning set forth in Section 8.4(b) hereof.

         "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).

         "Notified Partner" shall have the meaning set forth in Section 2.3.1 hereof.

         "Notifying Partner" shall have the meaning set forth in Section 2.3.1 hereof.

         "Partners" shall have the meaning set forth in the first paragraph of this Agreement and shall be used where no distinction between the Partners is required. The term "Partners" shall include any Person that is admitted to the Partnership as an additional or substitute Partner, in accordance with the terms of the Agreement.

         "Partner Minimum Gain" shall mean an amount determined by computing with respect to each Partner Nonrecourse Debt, the Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

         "Partner Nonrecourse Debt" shall mean nonrecourse indebtedness of the Partnership with respect to which any Partner has a direct or indirect risk of loss, as more fully defined in Treasury Regulation Section 1.704-2(b)(4).

         "Partner Nonrecourse Deduction" shall mean, for each Fiscal Year, the Partnership deductions which are attributable to Partner Nonrecourse Debt and are characterized as "partner nonrecourse deductions" under Treasury Regulation
Section 1.704-2(i)(l).

         "Percentage Interest" shall mean with respect to a Partner, such Partner's Interest in the Partnership expressed as a percentage in relation to the Interests held by the other Partners, as adjusted from time to time by the admission or withdrawal of Partners for any reason as provided in this Agreement or as agreed to by the unanimous consent of the Partners and reflected on a schedule attached hereto as Exhibit B. The initial Percentage Interest of Brandywine shall be fifty percent (50%) and the initial Percentage Interest of ATL shall be fifty percent (50%).

         "Performing Partner" shall have the meaning set forth in Section 2.3.4 hereof.

         "Permanent Loan" shall mean a loan which may hereafter be obtained by the Partnership, the proceeds of which would be applied to reduce or repay the Acquisition Loan.

         "Permitted Transfer" shall have the meaning set forth in Section 7.2 hereof.

         "Person" means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.

         "Profits" and "Losses" shall mean, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, as computed for federal income tax purposes and determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to
Section 703(a)(l) of the Code shall be included in taxable income or loss), with the following adjustments:

              (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

              (b) Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

              (c) Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value.

              (d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, Depreciation shall be taken into account for such Fiscal Year or other period in computing taxable income or loss;

              (e) Notwithstanding any other provision of this definition, Nonrecourse, Deductions, Partner Nonrecourse Deductions and any items of income, gain, loss or deduction which are specially allocated pursuant to Section 9.2 of this Agreement, shall not be taken into account in computing taxable income or loss; and

              (f)   In any case where, in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv)(e) or (f) Partnership Property is revalued on the books of the Partnership to reflect its fair market value, the amount of such revaluation (to the extent not previously taken into account) shall be taken into account as gain or loss from a taxable disposition of such Property for purposes of computing taxable income or loss.

         "Project" shall mean a to-be-determined project involving the redevelopment of the existing facility on the Land, and shall include fixtures, machinery, equipment, and all other improvements hereafter constructed on the Land, including site improvements and parking facilities, and all equipment, fixtures, furnishings and other personalty used in connection therewith.

         "Project Budget" shall mean a budget prepared by Brandywine enumerating the costs anticipated to be incurred in consummating the Project.

         "Project Costs" shall mean all costs incurred in connection with the acquisition and development of the Project in accordance with the Project Budget prepared and agreed to by the Partners holding a majority of the Interests.

         "Property" shall mean the Land and the Project, collectively.

         "Regulatory Allocations" shall have the meaning as set forth in
Section 9.3 hereof.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Tax Matters Partner" means the "tax matters Partner" as defined in Code Section 6231(a)(7).

         "Tax Matters Representative" shall have the meaning set forth in
Section 11.7 hereof.

         "Transfer" means to sell, assign, transfer, give, donate, pledge, deposit, alienate, bequeath, devise or otherwise dispose of or encumber all or any portion of an Interest to any Person other than the Partnership.

         "Transferee" shall mean a Person to whom a Transfer is made.

         "Transferor" shall mean a Partner making a Transfer under this Agreement.

         "Treasury Regulations" or "Regulations" shall mean pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as "Treasury Regulations" by the United States Department of the Treasury.

                                   END OF EXHIBIT A

                                      EXHIBIT B
                                          TO
                          GENERAL PARTNERSHIP AGREEMENT OF
                          INTERSTATE 202 GENERAL PARTNERSHIP

                                 PERCENTAGE INTERESTS


                                       PERCENTAGE
         Partner                        INTEREST
         -------                       ------------

      Brandywine                            50%

      ATL                                   50%

                                      EXHIBIT C
                                          TO
                          GENERAL PARTNERSHIP AGREEMENT OF
                          INTERSTATE 202 GENERAL PARTNERSHIP

                               DESCRIPTION OF THE LAND

                                    SCHEDULE 3.6.1

                             Brandywine Reimbursable Fees

         Brandywine shall be reimbursed by the Partnership for:

1. Fees associated with letter of credit or other collateral support provided pursuant to Section 2.1.2.

                                    SCHEDULE 3.6.2

                                ATL Reimbursable Fees

         ATL shall be reimbursed by the Partnership for: